                                                                    EXHIBIT 99.1



(SANDERSON FARMS, INC. LOGO)


                      CONTACT:   MIKE COCKRELL
                                 TREASURER & CHIEF FINANCIAL OFFICER
                                 (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                      THIRD QUARTER RESULTS FOR FISCAL 2005


LAUREL, Miss. (August 23, 2005) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2005.

         Net sales for the third quarter of fiscal 2005 were $264.6 million compared with $293.9 million for the same period a year ago. For the quarter, the Company reported net income of $24.0 million, or $1.19 per diluted share, compared with $33.9 million, or $1.69 per diluted share, for the third quarter of fiscal 2004.

         Net sales for the first nine months of fiscal 2005 were $757.1 million compared with $793.1 million for the first nine months of fiscal 2004. Net income for the first nine months of fiscal 2005 totaled $60.6 million, or $3.01 per diluted share, compared with $86.4 million, or $4.33 per diluted share, for the first nine months of last year.

         "We delivered a solid performance for the third quarter of fiscal 2005," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "Market prices for all poultry products except for leg quarters were lower than the record high prices we experienced in the third quarter of last year. However, we enjoyed lower feed costs and have continued to maintain a favorable product mix between the retail market and the big bird deboning market. Start-up costs associated with the new poultry complex in Georgia for the third quarter and nine months ended July 31, 2005, were $0.07 and $0.12, respectively, net of income taxes. These costs are included in selling, general and administrative costs in the accompanying financial statements."

         According to Sanderson, as measured by a simple average of the Georgia dock price for whole chickens, prices were lower by approximately 6.3 percent in the Company's third fiscal quarter compared with the same period in 2004, but increased 0.8 percent for the first nine months of the fiscal year compared with the year-earlier period. Boneless breast meat prices during the quarter averaged
41.0 percent lower than the prior-year period, and averaged 27.7 percent lower for the first nine months of the year compared with the prior year. Wing prices averaged 96.8 cents per pound through the first nine months of the fiscal year, down 11.2 percent from the average of $1.09 per pound for the first nine months of fiscal 2004. The average market price for bulk leg quarters increased approximately 25.4 percent for the quarter and 6.5 percent for the nine-month period in fiscal 2005 compared with the same periods last year. This trend in leg quarter prices reflects stronger export demand, primarily from Russia, but also from other parts of the world. At the same time, market prices for corn and soybean meal, the Company's primary feed ingredients, declined 18.3 percent and
24.2 percent, respectively, compared with the third quarter a year ago.

         "We reached an important milestone yesterday as we began processing chickens at our new facility in Moultrie, Georgia," added Sanderson. "We are pleased with the efforts of our employees and contract growers who worked to bring this facility online, on time and on budget. The Georgia facility will be dedicated exclusively to serving retail customers, and this new state-of-the-art poultry complex is closer to our growing list of customers located in the Southeast. The additional capacity




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Sanderson Farms Reports Third Quarter 2005 Results
Page 2
August 23, 2005


from the new facility, together with the additional pounds generated as a result of the ongoing conversion of the Collins, Mississippi, plant to a larger weight bird, will allow us to increase our overall production by about 26 percent when both projects are complete. We are excited about the growth opportunities ahead as we continue to bring both of these projects up to full capacity.

         "We remain optimistic about our prospects for the remainder of fiscal 2005. While severe hot and dry weather conditions in certain parts of the country have created uncertainty regarding the size of this year's crop of corn and soybean in the United States, we have continued to enjoy lower costs this fiscal year when compared with last year. As projected, we expect to reduce our grain costs by approximately $60 million to $65 million for fiscal 2005 compared with 2004. While these commodity prices are somewhat unsettled at this time, we will continue to monitor pricing trends with respect to evaluating our cost structure for fiscal 2006. Overall, poultry market conditions remain favorable with good consumer demand and expected continued growth in volumes for exports. We are pleased with the momentum in our business and look forward to completing another successful year," Sanderson concluded.

         Sanderson Farms will hold a conference call to discuss this press release today, August 23, 2005, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 23, 2005.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2004 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2005.



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Sanderson Farms Reports Third Quarter 2005 Results
Page 3
August 23, 2005



                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)



                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                     JULY 31,                         JULY 31,
                                             -------------------------       -------------------------
                                                2005           2004             2005           2004
                                             ---------       ---------       ---------       ---------

Net sales                                    $ 264,650       $ 293,923       $ 757,116       $ 793,074
Costs and expenses:
    Cost of sales                              207,304         222,011         611,038         609,304
    Selling, general and administrative         18,406          16,137          47,818          41,640
                                             ---------       ---------       ---------       ---------
                                               225,710         238,148         658,856         650,944
                                             ---------       ---------       ---------       ---------
    Operating income                            38,940          55,775          98,260         142,130

Other income (expense):
    Interest income                                331             101             952             196
    Interest expense                               (58)           (383)           (376)         (1,247)
    Other                                            7             (69)             75             (62)
                                             ---------       ---------       ---------       ---------
                                                   280            (351)            651          (1,113)
                                             ---------       ---------       ---------       ---------

Income before income taxes                      39,220          55,424          98,911         141,017
Income tax expense                              15,198          21,480          38,328          54,650
                                             ---------       ---------       ---------       ---------
Net income                                   $  24,022       $  33,944       $  60,583       $  86,367
                                             =========       =========       =========       =========

Basic earnings per share                     $    1.20       $    1.71       $    3.03       $    4.38
                                             =========       =========       =========       =========
Diluted earnings per share                   $    1.19       $    1.69       $    3.01       $    4.33
                                             =========       =========       =========       =========
Dividends per share                          $    0.10       $    0.08       $    0.30       $    0.24
                                             =========       =========       =========       =========

Weighted average shares outstanding:
    Basic                                       20,032          19,905          19,999          19,739
                                             =========       =========       =========       =========
    Diluted                                     20,149          20,090          20,130          19,960
                                             =========       =========       =========       =========



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Sanderson Farms Reports Third Quarter 2005 Results
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August 23, 2005


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                      JULY 31,       OCTOBER 31,
                                                        2005            2004
                                                     ----------      ----------
                                                     (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                        $  60,278        $  75,910
    Accounts receivable, net                            39,089           49,240
    Inventories                                         79,376           75,603
    Refundable income taxes                                  0            2,592
    Prepaid expenses                                    12,714           13,077
                                                     ---------        ---------
Total current assets                                   191,457          216,422

Property, plant and equipment
    Land and buildings                                 144,410          134,219
    Machinery and equipment                            249,178          257,671
    Construction in progress                            88,992            7,508
                                                     ---------        ---------
                                                       482,580          399,398
Less accumulated depreciation                         (248,253)        (242,685)
                                                     ---------        ---------
                                                       234,327          156,713
Other assets                                             1,840            1,872
                                                     ---------        ---------

Total assets                                         $ 427,624        $ 375,007
                                                     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses            $  62,192        $  61,413
    Current maturities of long-term debt                 4,391            4,385
                                                     ---------        ---------
Total current liabilities                               66,583           65,798

Long-term debt, less current maturities                  6,787           10,918
Claims payable                                           2,600            2,600
Deferred income taxes                                   14,695           16,350
Stockholders' equity                                   336,959          279,341
                                                     ---------        ---------

Total liabilities and stockholders' equity           $ 427,624        $ 375,007
                                                     =========        =========



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